For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

- GLATFELTER REPORTS FOURTH-QUARTER
AND FULL-YEAR RESULTS -
— Third consecutive year of record net sales —
— Fifth straight year of adjusted earnings growth —

YORK, Pennsylvania – February 12, 2009 – Glatfelter (NYSE: GLT) today reported results for the fourth quarter and full year ended December 31, 2008.

2008 full-year highlights included:

•	Generating record revenues of $1.3 billion;

•	Achieving earnings accretion of $0.46 per share from the Chillicothe acquisition, thereby achieving the Company’s acquisition target of $0.45 to $0.50 per share;

•	Realizing a 45 percent increase in Specialty Papers Business Unit’s operating income;

•	Producing net sales of $430 million from Composite Fibers Business Unit including a 4.3 percent increase in Food & Beverage shipping volume;

•	Reducing net debt, excluding cash collateralized borrowings, by $39.0 million; and

•	Increasing adjusted earnings per share by 28% in 2008 resulting in a five year compounded annual growth rate of 33%.

Fourth-Quarter Consolidated Results
Net sales during the fourth quarter of 2008 were $298.3 million, a 3.8 percent increase compared with $287.4 million for the fourth quarter of 2007. Net income for the fourth quarter was $13.4 million, or $0.29 per diluted share, compared with net income of $50.4 million, or $1.11 per diluted share, for the same quarter last year. The 2008 fourth-quarter results included $0.1 million of acquisition integration related costs and the 2007 fourth-quarter net income benefited from $37.2 million in after-tax gains from the sale of timberlands.

Adjusted earnings for the fourth quarter of 2008 were $13.5 million, or $0.30 per diluted share, compared with $13.2 million or $0.29 per diluted share for the fourth quarter of 2007. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Our strong 2008 and solid fourth quarter results, despite the unprecedented adverse conditions in global markets, reflect the strength of our business model and the commitment of Glatfelter PEOPLE across our Company,” said George H. Glatfelter II, Chairman and Chief Executive officer. “Our success was achieved by aggressively managing the cost structure and product mix opportunities in the Specialty Papers business while pursuing higher-margin growth platforms in Composite Fibers. As a result, we were able to continue our earnings momentum during 2008 and achieve a 33 percent growth in adjusted earnings per share over the past five years on a compounded annual growth rate basis.”

Fourth-Quarter Business Unit Results

Specialty Papers

	For the quarter ended Dec 31
Dollars in thousands	2008	2007	change
Net sales	$199,629	$194,889	$4,740	2.4%
Tons shipped	178,772	177,687	1,085	0.6%
Gross margin percent	14.1%	14.1%	-	—
Operating income	$15,578	$14,940	$638	4.3%

Specialty Papers’ net sales increased $4.7 million, or 2.4 percent, to approximately $199.7 million in the fourth quarter of 2008, compared with approximately $194.9 million in the fourth quarter of 2007. Volumes shipped were essentially flat in the quarter-to-quarter comparison and consisted of a less favorable mix of products sold due to declines in carbonless and book publishing products. However, higher average selling prices contributed $8.9 million to sales in the quarter-over-quarter comparison.

Cost reduction and productivity improvement initiatives continued to generate results and contributed $3.8 million during the quarter. However, prices for energy and raw materials continued to be above 2007 levels and reduced operating income by $5.3 million. In addition, the Company estimates that market-related downtime together with operating difficulties that interrupted production adversely impacted results by approximately $2.6 million in the fourth quarter of 2008 compared to the same period a year-ago. As a result, operating income increased $0.6 million, or 4.3 percent, to approximately $15.6 million during the fourth quarter of 2008 compared with approximately $14.9 million in the fourth quarter of 2007.

Composite Fibers

	For the quarter ended Dec 31
Dollars in thousands	2008	2007	change
Net sales	$98,678	$92,495	$6,183	6.7%
Tons shipped	20,374	18,557	1,817	9.8
Gross margin percent	13.0%	15.7%
Operating income	$3,691	$5,933	$(2,242)	(37.8)%

Net sales in the Composite Fibers business unit increased $6.2 million, or 6.7 percent, to approximately $98.7 million in the fourth quarter of 2008 in a year-over-year comparison. The addition of the Caerphilly business in the U.K., acquired in November 2007, and increased demand for tea and coffee filter papers fueled this unit’s fourth-quarter growth. Shipments of Composite Laminates declined 20.6 percent in the comparison primarily due to the overall weak housing market. On a constant currency basis, higher average selling prices contributed $7.3 million to net sales; however, the translation of foreign currencies unfavorably affected net sales by approximately $9.2 million.

The Composite Fibers Business Unit was adversely impacted by higher energy and raw material costs totaling approximately $6.4 million. Other factors impacting the unit’s 2008 fourth-quarter performance included an aggregate of $2.9 million from unplanned downtime due to slowing demand for Metallized paper and operating problems at one of this unit’s mills.

Other Financial Highlights

Net interest expense in the fourth quarter of 2008 totaled $4.7 million, a decline of $0.6 million compared with the same quarter of 2007. The decrease in net interest expense was primarily due to lower debt outstanding.

For the fourth quarter of 2008, the Company’s effective tax rate on adjusted earnings was 12.5 percent compared with 22.9 percent in the same quarter of 2007. The effective tax rate in 2008 primarily benefited from higher research and development credits from the fourth quarter passage of new tax legislation, other tax credits and changes in the jurisdictions in which earnings were generated.

Full-Year Results

For the full year ended December 31, 2008, the Company’s adjusted earnings totaled $47.3 million or $1.04 per diluted share, compared with $37.0 million or $0.81 per diluted share in 2007. Net income for 2008 totaled $57.9 million, or $1.27 per diluted share, compared with $63.5 million, or $1.40 per diluted share, in 2007. Reported results for 2008 included $11.0 million in gains from the sale of timberlands, and a $0.5 million benefit from the reversal of a reserve associated with the 2006 shutdown of the Company’s Neenah facility, partially offset by $0.8 million in acquisition integration costs, all of which are after taxes. The reported results for 2007 included, all on an after-tax basis, $44.1 million in gains from the sale of timberlands, a $16.0 million charge for the Fox River environmental matter, and $1.6 million in acquisition integration costs and shutdown and restructuring charges.

Balance Sheet and Other Information

At December 31, 2008, the Company recorded a $148 million charge to equity, net of taxes, primarily to reflect the decline in its pension assets in accordance with Statement of Financial Accounting Standards No. 158. This charge was the result of the significant decline in global equity and debt markets during 2008. Based on the funded status of the pension plans, the Company does not expect to be required to make contributions to the plan in 2009.

During 2008, capital expenditures totaled $52.5 million compared with $29.0 million in 2007. The Company previously announced plans to invest nearly $38 million in 2009 to upgrade one of Composite Fibers’ paper machines. However, because of the economic uncertainty in global markets and the potential impact on demand for certain Composite Fibers’ products that are more economically sensitive, the Company has decided to delay this investment for approximately six months. Based on current demand levels and the flexibility and efficiency of Composite Fibers’ operations, the Company believes it remains well-positioned to serve the growing needs of its beverage filter paper and technical specialty customers. The Company expects capital expenditures to total approximately $35 million during 2009.

Net debt, excluding cash collateralized borrowings, was $210.4 million at December 31, 2008, a decline of $39.0 million compared with December 31, 2007.

Outlook

Mr. Glatfelter commented, “During 2008, we remained focused on successfully executing our business strategies to deliver value to our shareholders and customers. In this period of economic uncertainty, the strategies that have served us well will not change. We will continue our unrelenting attention to cost control, operational efficiency and the delivery of superior products and services demanded by our customers. Likewise, we are committed to maintaining the strength of our balance sheet by aggressively managing cash flows. As we look to 2009, we remain confident that our proven new product development capabilities, the diversity of our product lines, the flexibility of our operating platform and the strength of our balance sheet position us well to address the many challenges we are sure to face.”

For Specialty Papers, the Company expects slightly lower shipping volume in the first quarter of 2009 compared to the fourth quarter of 2008 and selling prices are expected to be flat to slightly lower in the first quarter of 2009 in the same comparison. The Company expects to benefit somewhat from the impact of lower energy and pulp prices, but it expects that overall input costs will rise by approximately $4 million or $.06 per share in the first quarter of 2009 compared to the fourth quarter of 2008. This is due to the expiration of contracts related to coal and caustic that fixed our prices during 2008 in a rapidly escalating price environment. The Company also expects first quarter 2009 results to benefit from ongoing cost reduction initiatives.

In Composite Fibers, shipping volumes, selling prices and input costs in the first quarter of 2009 are expected to be largely in-line with the fourth quarter of 2008

As a result of the decline in the fair value of its pension assets, the Company expects to record, on a pre-tax basis, net pension expense of $6 million for the full year 2009 compared with net pension income of $16 million for the full year 2008. On a year over year basis, this is expected to adversely impact the comparison by approximately $0.30 per share.

The Company expects its tax rate for 2009 to be approximately 30%.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth-quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at http://www.glatfelter.com/about—us/investor—relations/default.aspx prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 81290944) at 10:55 AM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until February 26, 2009. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference ID 81290944.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business performance, conditions and strategies and other financial and business matters, are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and in other countries in which Glatfelter currently does business, demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies and actions of regulatory bodies; orderly execution of regularly scheduled maintenance outages; technological changes and innovations and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s sales exceed $1.2 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31		Year Ended December 31
In thousands, except per share	2008	2007	2008	2007
Net sales	$298,305	$287,384	$1,263,850	$1,148,323
Energy sales – net	1,752	2,316	9,364	9,445

Total revenues	300,057	289,700	1,273,214	1,157,768
Costs of products sold	256,103	245,777	1,095,432	1,001,456

Gross profit	43,954	43,923	177,782	156,312
Selling, general and administrative expenses	23,583	21,444	97,897	116,144
Shutdown and restructuring charges	–	(127)	(856)	35
(Gains)/losses on dispositions of plant, equipment and timberlands, net	9	(67,497)	(18,468)	(78,685)

Operating income	20,362	90,103	99,209	118,818
Non-operating income (expense)
Interest expense	(5,534)	(6,692)	(23,160)	(29,022)
Interest income	844	1,365	4,975	3,933
Other – net	(315)	(175)	2	205

Total other income (expense)	(5,005)	(5,502)	(18,183)	(24,884)

Income before income taxes	15,357	84,601	81,026	93,934
Income tax provision	1,962	34,192	23,138	30,462

Net income	$13,395	$50,409	$57,888	$63,472

Weighted average shares outstanding
Basic	45,325	45,126	45,247	45,035
Diluted	45,574	45,469	45,572	45,422
Earnings Per Share
Basic	$0.30	$1.12	$1.28	$1.41
Diluted	0.29	1.11	1.27	1.40

Business Unit Financial Information
(unaudited)

Three months ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$199,629	$194,889	$98,678	$92,495	($2)	$–	$298,305	$287,384
Energy sales, net	1,752	2,316	–	–	–	–	1,752	2,316

Total revenue	201,381	197,205	98,678	92,495	(2)	–	300,057	289,700
Cost of products sold	173,147	169,740	85,819	77,967	(2,863)	(1,930)	256,103	245,777

Gross profit	28,234	27,465	12,859	14,528	2,861	1,930	43,954	43,923
SG&A	12,656	12,525	9,168	8,595	1,759	324	23,583	21,444
Shutdown and restructuring charges	–	–	–	–	–	(127)	–	(127)
(Gains)/losses on dispositions of plant, equipment and timberlands	—	–	—	–	9	(67,497)	9	(67,497)

Total operating income (loss)	15,578	14,940	3,691	5,933	1,093	69,230	20,362	90,103
Non-operating income (expense)	—	–	—	–	(5,005)	(5,502)	(5,005)	(5,502)

Income (loss) before income taxes	$15,578	$14,940	$3,691	$5,933	$(3,912)	$63,728	$15,357	$84,601

Supplementary Data
Net tons sold	178,772	177,687	20,374	18,557	—	–	199,146	196,244
Depreciation expense	$8,391	$8,267	$5,846	$5,441	$–	$–	$14,237	$13,708
Capital expenditures	6,292	3,317	5,338	6,354	–	–	11,630	9,671

Year ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2008	2007	2008	2007	2008	2007	2008	2007
Net sales	$833,899	$802,293	$429,952	$346,030	$(1)	$–	$1,263,850	$1,148,323
Energy sales, net	9,364	9,445	–	–	–	–	9,364	9,445

Total revenue	843,263	811,738	429,952	346,030	(1)	–	1,273,214	1,157,768
Cost of products sold	739,481	721,216	366,791	287,606	(10,840)	(7,366)	1,095,432	1,001,456

Gross profit	103,782	90,522	63,161	58,424	10,839	7,366	177,782	156,312
SG&A	54,596	56,561	38,206	32,541	5,095	27,042	97,897	116,144
Shutdown and restructuring charges	–	–	–	–	(856)	35	(856)	35
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(18,468)	(78,685)	(18,468)	(78,685)

Total operating income	49,186	33,961	24,955	25,883	25,068	58,974	99,209	118,818
Nonoperating income (expense)	–	–	–	–	(18,183)	(24,884)	(18,183)	(24,884)

Income (loss) before income taxes	$49,186	$33,961	$24,955	$25,883	$6,885	$34,090	$81,026	$93,934

Supplementary Data
Net tons sold	743,755	726,657	85,599	72,855	–	–	829,354	799,512
Depreciation expense	$35,010	$34,882	$25,601	$21,119	$–	$–	$60,611	$56,001
Capital expenditures	20,878	17,395	31,591	11,565	–	–	52,469	28,960

Selected Financial Information
(unaudited)

	Year ended December 31
In thousands	2008	2007
Cash Flow Data
Cash provided (used) by:
Operating activities	$53,425	$100,332
Investing activities	(33,190)	4,733
Financing activities	(12,879)	(99,371)
Depreciation, depletion and amortization	60,611	56,001
Capital expenditures	52,469	28,960
	December 31,

	2008	2007

Balance Sheet Data
Cash and cash equivalents	$32,234	$29,833
Total assets	1,058,774	1,287,067
Total debt	313,285	313,185
Shareholders’ equity	342,707	476,068

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, charges for environmental reserves and shutdown and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, shutdown and restructuring costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended December 31
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$13,395	$0.29	$50,409	$1.11
Losses (gains) on sales of timberland	43	0.00	(37,237)	(0.82)
Shutdown and restructuring charges	10	0.00	(85)	0.00
Acquisition integration	61	0.00	97	0.00
Adjusted earnings	$13,509	$0.30	$13,184	$0.29

	Twelve Months Ended December 31
	2008		2007
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$57,888	$1.27	$63,472	$1.40
Gains on sales of timberland	(10,984)	(0.24)	(44,052)	(0.97)
Shutdown and restructuring charges	(517)	(0.01)	24	0.00
Acquisition integration	889	0.02	1,569	0.03
Fox River reserve	–	–	15,979	0.35

Adjusted earnings	$47,276	$1.04	$36,992	$0.81

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.